Exhibit 23(a)

Consent Of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cal-Maine Foods, Inc. (the “Company”) of our reports dated August 5, 2005, with respect to the consolidated financial statements and schedule of the Company, management’s assessment of the Company’s internal control over financial reporting as of May 28, 2005, and the effectiveness of internal control over financial reporting as of May 28, 2005, which reports are included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2005.

Ernst & Young LLP

Jackson, Mississippi
December 28, 2005